Exhibit 99.1

TETON ENERGY CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements of Teton Energy Corporation (“Teton”) are presented to illustrate the effect of the disposition of certain oil and gas properties on its historical financial statements. The disposition was completed on October 1, 2007. The cash proceeds received in connection with the disposition totaled approximately $36.6 million, representing gross proceeds of $33.0 million adjusted upward by $3.6 million for preliminary purchase price adjustments for operations related to the properties after July 1, 2007, the effective date of the transaction. In addition, Teton received certain proved producing oil and gas properties and undeveloped acreage valued at $5.0 million. Teton estimates transaction costs associated with the sale to be approximately $1.4 million.

The unaudited pro forma condensed consolidated income statement for the year ended December 31, 2006 has been derived from our consolidated income statement for the year ended December 31, 2006. The unaudited pro forma condensed consolidated income statement should be read together with our consolidated income statement and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2006.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 and the unaudited pro forma condensed consolidated income statement for the six months ended June 30, 2007 have been derived from our interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 and should be read in conjunction with those financial statements, including the notes thereto.

The unaudited pro forma condensed consolidated financial statements are based on the following assumptions and adjustments:

•	the unaudited pro forma balance sheet is presented as if the disposition occurred on June 30, 2007; and
•	the unaudited pro forma income statements present our operations as if the disposition had occurred on January 1, 2006.

Pursuant to Securities and Exchange Commission rules for pro forma financial statements, no pro forma adjustments were made with respect to the following:

•	reductions in general and administrative expense to reflect cost savings associated with the reduction in our technical and administrative staff resulting from the disposition;
•	increases in assumed interest income associated with the investment of the proceeds received from the disposition; and
•	decreases in interest expense that might have occurred if proceeds received from the disposition were used to pay down debt.

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only. The financial results may have been different if the disposition had occurred as of the dates indicated above. This financial information does not purport to indicate the future results that we will experience.

TETON ENERGY CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2007
(in thousands)

	Historical	Pro Forma Adjustments		Pro Forma

Cash and cash equivalents	$4,040	$33,000	(a)	$37,040
Other current assets	3,159	-		3,159
Total current assets	7,199	33,000		40,199

Net property plant and equipment	50,631	(13,814	) (b)	36,817
Other assets	209	-		209
Total non-current assets	50,840	(13,814)		37,026

Total assets	$58,039	$19,186		$77,225

Liabilities and stockholders' Equity

Accounts payable	$6,305	$1,422	(a)	$7,727
Accrued liabilities	2,148	-		2,148
8% senior subordinated convertible notes, net of discount	163	-		163
Derivative contract liabilities	11,527	-		11,527
Total current liabilities	20,143	1,422		21,565

Long term debt	6,000	-		6,000
Other long term liabilities	240	88	(c)	328
Total long term liabilities	6,240	88		6,328

Total liabilities	26,383	1,510		27,893

Stockholders' equity
Common stock	16	-		16
Additional paid-in capital	65,979	-		65,979
Stock-based compensation	4,931	-		4,931
Accumulated deficit	(39,270)	17,676	(d)	(21,594)
Total stockholders' equity	31,656	17,676		49,332

Total liabilities and stockholders' equity	$58,039	$19,186		$77,225

TETON ENERGY CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2007
(in thousands, except for per share amounts)

	Historical	Properties sold (e)	Properties acquired (f)	Pro forma
Revenue	$1,901	$(867)	$1,421	$2,455

Total cost of sales and expenses	$6,084	$(674)	$1,402	$6,812

Operating loss	$(4,183)	$(193)	$19	$(4,357)

Derivative gain (loss)	$(4,571)	$-	$-	$(4,571)

Other income	$(292)	$-	$-	$(292)

Net loss	$(9,046)	$(193)	$19	$(9,220)

Basic and diluted loss per common share	$(0.57)	$(0.01)	$0.00	$(0.58)

Basic and diluted weighted average common shares outstanding	15,847			15,847

TETON ENERGY CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2006
(in thousands, except per share amounts)

	Historical	Properties sold (e)	Properties acquired (f)	Pro forma
Revenue	$3,529	$(1,764)	$4,756	$6,521

Total cost of sales and expenses	$9,921	$(1,136)	$4,064	$12,849

Operating loss	$(6,392)	$(628)	$692	$(6,328)

Gain on sale of properties	$-	$17,676 (d)	$-	$17,676

Derivative gain	$403	$-	$-	$403

Other income	$265	$-	$-	$265

Net (loss) income	$(5,724)	$17,048	$692	$12,016

Basic and diluted (loss) income per common share	$(0.44)	$1.30	$0.05	$0.91

Basic and diluted weighted average common shares outstanding	13,093			13,093

TETON ENERGY CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed financial statements reflect the following adjustments:

(a)	Adjustment for the gross cash sales price of $33 million and estimated transaction costs of $1.4 million.
(b)
Adjustment to eliminate the carrying value of the properties which were sold including the related accumulated depletion totaling $19 million and to add the estimated fair value of the assets acquired of $5.2 million.

(c)	Adjustment to record the asset retirement obligations associated with the properties acquired of $200 thousand and properties sold of $112 thousand, net.
(d)	Adjustment to record the estimated gain on the sale of properties which has been calculated as follows:

(in thousands)
Gross cash sales price	$33,000
Estimated fair value of oil and gas properties acquired	5,200
$38,200
Less:
Estimated transaction costs	$1,422
Asset retirement obligation assumed with acquired properties	200
Asset retirement obligation assumed by purchaser with properties sold	(112)
Estimated carry value of properties sold	19,014
20,524
Estimated gain on sale	$17,676

The Company also received reimbursement for cash calls and joint interest billings paid subsequent to June 30, 2007 of approximately $3.3 million associated with the 12.5% working interest sold.

The estimated selling price is preliminary and subject to certain adjustments including the net results from operations for the period from July 1, 2007 through October 1, 2007.

(e)	Adjustment to eliminate oil and gas revenues and direct operating expenses associated with the properties sold.
(f)	Adjustment to reflect the oil and gas revenues and direct operating expenses associated with the properties acquired.